Exhibit 99.1

Gap Inc. Reports Second Quarter Sales Up 1 Percent; Earnings Per Share of $0.06

SAN FRANCISCO—August 15, 2002—Gap Inc. (NYSE:GPS) today reported sales and earnings for the second quarter which ended August 3, 2002.

Net sales for the second quarter increased one percent to $3.3 billion compared to $3.2 billion for the second quarter last year. Comparable store sales decreased 7 percent versus a 9 percent decrease during the same period last year.

The company reported second quarter diluted earnings per share of $0.06 versus $0.10 the prior year. Net earnings for the second quarter decreased 37 percent to $57 million compared with $90 million last year.

“Although our business is currently pressured by continued negative traffic trends, we believe we’ve achieved much of what we set out to do strategically in the first half of the year, “ said Gap Inc. President and CEO Millard Drexler. “The foundation is in place for ongoing improvement at each of our brands. Our merchandise now reflects the quality and style our customers expect from us. Old Navy once again stands for fun, fashion and value for the whole family, Banana Republic is focused on casual luxury and Gap has simple, classic style for every generation.”

Store Sales Results By Division

The company’s second quarter comparable store sales by division were as follows:

•	Gap Domestic had negative 13% versus a negative 8% last year.

•	Gap International had negative 12% versus a negative 6% last year.

•	Banana Republic had negative 5% versus a negative 4% last year.

•	Old Navy had negative 1% versus negative 14% last year.

Total sales for the second quarter in each division were:

•	Gap Domestic: $1.1 billion this year versus $1.2 billion last year

•	Gap International: $374 million this year versus $388 million last year

•	Banana Republic: $465 million this year versus $463 million last year

•	Old Navy: $1.3 billion this year versus $1.2 billion last year

Commenting on current sales, CFO Heidi Kunz said, “So far this month, we have not seen an improvement in the traffic trends that we and other retailers began seeing in the second half of July. The retail environment also continues to be very promotional. As a result, our beginning of month sales are somewhat short of projections. But each brand is responding aggressively in the second half of the month with strategic promotional events and marketing to drive more business.”

Quarterly sales by division dating back to fiscal 2000, are now available on gapinc.com and will be updated as reported each quarter.

Real Estate Growth

The chart below shows Gap Inc.’s real estate growth by concept, location and square footage. Gap brand store count is based on concepts definition, which means that any Gap Adult, GapKids, babyGap or GapBody that meet a certain square footage threshold are counted as a store even when residing within a single physical location.

Store count by concept, location and square footage at second quarter end for 2002 and 2001 were as follows:

	August 3, 2002			August 4, 2001
	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)
Gap Domestic	2,323	1,484	13.3	2,201	1,488	12.6
Gap International	656	373	3.6	594	355	3.3
Banana Republic	440	440	3.7	430	430	3.5
Old Navy	842	842	16.8	748	748	15.0

Total	4,261	3,139	37.4	3,973	3,021	34.4

Webcast and Conference Call Information

Heidi Kunz, Executive Vice President and Chief Financial Officer, will host a summary of Gap Inc.’s second quarter results in a live conference call and real-time webcast at approximately 5:00 pm Eastern Time today. Ms. Kunz will be joined by Millard Drexler, CEO & President, John Lillie, Vice Chairman, Maureen Chiquet, newly appointed President of Banana Republic, Jenny Ming, President of Old Navy, Gary Muto, newly appointed President of Gap and Marka Hansen, Executive Vice President of Gap to discuss details on the business. To access the conference call, please dial (800) 374-0168. International callers may dial (706) 634-0994. The webcast is located on the Conference Calls & Webcast page in the Financials & Media section of gapinc.com. Replay of this event will be made available on gapinc.com and (800) GAP-NEWS for three weeks after this announcement.

Investor Relations:	Media Relations:
Michelle Weaver	Alan Marks
(650) 874-7780	(415) 427-6561

Forward-Looking Statements

The information made available on this press release, conference call and webcast contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

GAP INC.

UNAUDITED
CONDENSED CONSOLIDATED BALANCE SHEETS

	August 3, 2002	August 4, 2001
$000
ASSETS
Current Assets
Cash and equivalents	$2,386,829	$722,952
Merchandise inventory	1,853,726	2,149,223
Prepaid expenses and other	342,658	396,371

Total Current Assets	4,583,213	3,268,546
Property and equipment, net	4,007,674	4,221,567
Lease rights and other assets	406,727	358,484

Total Assets	$8,997,614	$7,848,597

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable	$—	$691,670
Current maturities of long-term debt	500,000	250,000
Accounts payable	882,086	1,081,819
Accrued expenses and other current liabilities	877,730	763,625
Income taxes payable	137,471	—

Total Current Liabilities	2,397,287	2,787,114
Long-Term Liabilities
Long-term debt	2,873,132	1,268,036
Deferred lease credits and other liabilities	563,570	544,618

Total Long-Term Liabilities	3,436,702	1,812,654
Shareholders’ Equity	3,163,625	3,248,829

Total Liabilities and Shareholders’ Equity	$8,997,614	$7,848,597

GAP INC.

UNAUDITED
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Thirteen Weeks Ended				Twenty-six Weeks Ended
($000 except share and per share amounts)	August 3, 2002	% to Sales	August 4, 2001	% to Sales	August 3, 2002	% to Sales	August 4, 2001	% to Sales
Net sales	$3,268,309	100.0%	$3,245,219	100.0%	$6,159,149	100.0%	$6,424,875	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	2,177,774	66.6%	2,204,137	67.9%	4,189,536	68.0%	4,258,619	66.3%
Operating expenses	922,080	28.2%	872,772	26.9%	1,688,497	27.4%	1,793,184	27.9%
Interest expense	66,964	2.1%	28,863	0.9%	115,081	1.9%	52,901	0.8%
Interest income	(9,843)	(0.3)%	(1,893)	(0.1)%	(17,216)	(0.3)%	(3,028)	(0.0)%

Earnings before income taxes	111,334	3.4%	141,340	4.4%	183,251	3.0%	323,199	5.0%
Income taxes	54,554	1.7%	51,589	1.6%	89,793	1.5%	117,968	1.8%

Net earnings	$56,780	1.7%	$89,751	2.8%	$93,458	1.5%	$205,231	3.2%

Weighted average number of shares—basic	869,518,765		859,671,047		868,102,226		857,002,238
Weighted average number of shares—diluted	876,609,916		883,662,826		875,306,720		879,933,693

Earnings per share—basic	$0.07		$0.10		$0.11		$0.24
Earnings per share—diluted	$0.06		$0.10		$0.11		$0.23

Number of stores open at end of period					4,261		3,973
Total square footage at end of period					37,377,352		34,381,444

GAP INC.

UNAUDITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	26 Weeks Ended August 3, 2002	26 Weeks Ended August 4, 2001
($000)
Cash Flows from Operating Activities:
Net earnings	$93,458	$205,231
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	389,082	382,383
Tax benefit from exercise of stock options and vesting of restricted stock	7,858	48,469
Loss on disposal of property & equipment	11,471	6,003
Changes in operating assets and liabilities:
Merchandise inventory	(164,667)	(252,042)
Prepaid expenses and other	6,963	(70,051)
Accounts payable	(229,153)	18,211
Accrued expenses and other	45,436	102,952
Income taxes payable	52,951	(17,824)
Deferred lease credits and other long-term liabilities	(3,446)	25,337

Net cash provided by operating activities	209,953	448,669

Cash Flows from Investing Activities:
Purchase of property and equipment	(184,452)	(594,392)
Acquisition of lease rights and other assets	1,638	(4,995)

Net cash used for investing activities	(182,814)	(599,387)

Cash Flows from Financing Activities:
Net (decrease)/increase in notes payable	(41,942)	(86,087)
Proceeds from issuance of long-term debt	1,345,500	495,886
Issuance of common stock	43,330	99,278
Cash dividends paid	(38,533)	(38,029)

Net cash provided by financing activities	1,308,355	471,048

Effect of exchange rate fluctuations on cash	15,586	(6,172)

Net increase in cash and equivalents	1,351,080	314,158
Cash and equivalents at beginning of year	1,035,749	408,794

Cash and equivalents at end of quarter	$2,386,829	$722,952